UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2024

B. Riley FinanCIAl, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37503	27-0223495
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11100 Santa Monica Blvd., Suite 800

Los Angeles, CA 90025

(310) 966-1444

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RILY	Nasdaq Global Market
Depositary Shares (each representing a 1/1000th interest in a 6.875% Series A Cumulative Perpetual Preferred Share, par value $0.0001 per share)	RILYP	Nasdaq Global Market
Depositary Shares, each representing a 1/1000th fractional interest in a 7.375% share of Series B Cumulative Perpetual Preferred Stock	RILYL	Nasdaq Global Market
6.375% Senior Notes due 2025	RILYM	Nasdaq Global Market
5.00% Senior Notes due 2026	RILYG	Nasdaq Global Market
5.50% Senior Notes due 2026	RILYK	Nasdaq Global Market
6.50% Senior Notes due 2026	RILYN	Nasdaq Global Market
5.25% Senior Notes due 2028	RILYZ	Nasdaq Global Market
6.00% Senior Notes due 2028	RILYT	Nasdaq Global Market

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

As previously disclosed, B. Riley Financial, Inc., a Delaware corporation (the “Company”) and the Company’s wholly owned subsidiary, BR Financial Holdings, LLC, a Delaware limited liability company (the “Borrower”), entered into a credit agreement (as amended prior to the Fourth Amendment (as defined below), the “Existing Credit Agreement”), dated August 21, 2023, by and among the Company, the Borrower, the lenders party thereto, Nomura Corporate Funding Americas, LLC, as administrative agent (the “Administrative Agent”) and Computershare Trust Company, N.A., as collateral agent (the “Collateral Agent”), providing for a $500 million secured term loan credit facility (the “Term Loan Facility”) and a $100 million secured revolving loan credit facility (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Facilities”).

On September 17, 2024 (the “Amendment Effective Date”), the Company, the Borrower and each of the subsidiary guarantors of the Facilities entered into Amendment No. 4 to Credit Agreement (the “Fourth Amendment” and the Existing Credit Agreement as amended by the Fourth Amendment, the “Credit Agreement”), with each of the lenders party thereto and the Administrative Agent. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Credit Agreement.

On the Amendment Effective Date, the Borrower repaid a portion of the principal of the Term Loans and accrued and unpaid interest on the portion of the Term Loans so repaid in an aggregate amount of approximately $85.9 million. After giving effect to the repayment, the outstanding principal amount of Term Loans as of September 17, 2024, was $388,126,873. In addition, the Borrower paid the accrued and unpaid Commitment Fee on the Revolving Credit Facility through the Amendment Effective Date and terminated the Revolving Credit Facility on the Amendment Effective Date.

In addition, the parties agreed to, among other things:

●	increase the interest rate as follows: SOFR Loans will accrue interest at the Adjusted Term SOFR determined for such day plus an applicable margin of 7.00% cash interest or, at the election of the Borrower, at the Adjusted Term SOFR determined for such day plus an applicable margin of 6.00% cash interest plus 1.50% PIK Interest; and Base Rate Loans will accrue interest at the Base Rate plus an applicable margin of 6.00% cash interest or, at the election of the Borrower, at the Adjusted Term SOFR determined for such day plus an applicable margin of 5.00% cash interest plus 1.50% PIK Interest;

●	require aggregate principal amount of the outstanding Term Loans to be no greater than $100,000,000 on or prior to September 30, 2025;

●	revise the mandatory prepayment provisions regarding asset sales;

●	amend the following financial maintenance covenants: (i) the Total Net Leverage Ratio on the last day of any test period shall not exceed 10.00:1.00, (ii) the Interest Coverage Ratio on the last day of any test period shall be no less than 1.00:1.00 and (iii) at no time shall Liquidity be less than $60,000,000; and

●	amend certain provisions related to Borrowing Base, including specific treatment for certain assets in the calculation of Borrowing Base.

The foregoing description of the Fourth Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Fourth Amendment.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 20, 2024, Kenny Young resigned from his positions as the President of the Company, the Chief Executive Officer of B. Riley Principal Investments, LLC, and other officer roles at certain other Company subsidiaries. He will continue to provide services to the Company as a consultant in accordance with a one year consulting agreement entered into concurrently, pursuant to which he will be paid an annual fee of $250,000 paid monthly.

In addition to and as part of the above, that certain services agreement dated November 19, 2018 between BRPI Executive Consulting, LLC, an indirect subsidiary of the Company (“BRPI Consulting”), and Babcock & Wilcox Enterprises, Inc. (“B&W”), pursuant to which Mr. Young has served as the Chief Executive Officer of B&W, was terminated on September 20, 2024. On September 20, 2024, B&W entered into an agreement with an entity wholly owned by Mr. Young, pursuant to which Mr. Young will continue to serve as the Chief Executive Officer of B&W, effective as of September 20, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B. Riley Financial, Inc.

By:	/s/ Bryant R. Riley
Name:	Bryant R. Riley
Title:	Chairman & Co-CEO

Date: September 23, 2024